UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 8, 2014

Baker Hughes Incorporated
(Exact name of registrant as specified in charter)

Delaware	1-9397	76-0207995
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2929 Allen Parkway, Houston, Texas		77019
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (713) 439-8600
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 8, 2014, Baker Hughes Incorporated (the "Company") announced that Kimberly A. Ross, 49, has been appointed as Senior Vice President and Chief Financial Officer of the Company as of October 22, 2014. Ms. Ross currently serves as Executive Vice President and Chief Financial Officer of Avon Products, Inc. She served as Executive Vice President and Chief Financial Officer of Royal Ahold N.V. from 2007 to 2011 and held various other finance positions at Royal Ahold from 2001 to 2007.
Ms. Ross will be entitled to a base salary of $800,000 per annum with an expected value bonus level of 100% of base salary. Ms. Ross' bonus is contingent on predetermined performance goals approved by the Compensation Committee of the Board of Directors for 2014 and subsequent years. Under the Company’s 2002 Director & Officer Long-Term Incentive Plan, she will also receive a restricted stock award of 24,000 shares of the Company’s common stock and a performance unit award payable in shares of 36,000 shares of common stock, each which will be granted on October 22, 2014 and subject to vesting requirements. In addition, Ms. Ross will receive a lump sum cash payout of $540,000 to be paid out in March of 2015, contingent on Ms. Ross' continued employment and a lump-sum cash sign-on payment in the amount of $60,000. She will be eligible to participate in other benefit plans and programs on similar terms as other senior executives of the Company.
The Company and Ms. Ross will enter into a Change in Control Severance Agreement effective as of October 22, 2014. The Change in Control Agreement defines the benefits Ms. Ross would receive in connection with certain change in control, or a potential change in control, events coupled with her loss of employment. If eligible, Ms. Ross would receive certain benefits, including a lump sum payment based on three times a salary and bonus formula, continuation of health and insurance benefits for 36 months and a payment for incentive and benefit plans participation.
The Company will enter into an Indemnification Agreement with Ms. Ross dated as of October 22, 2014, which requires the Company to indemnify Ms. Ross against certain liabilities that may arise by reason of her status or service as a Senior Vice President and Chief Financial Officer, to advance her expenses incurred as a result of a proceeding as to which she may be indemnified and to cover such person under any directors’ and officers’ liability insurance policy the Company chooses to maintain. The Indemnification Agreement is intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and shall be in addition to any other rights Ms. Ross may have under the Company’s Restated Certificate of Incorporation, Bylaws and applicable law.
The foregoing description of the Change in Control Severance Agreement and Indemnification Agreement, as amended, do not purport to be complete and are qualified in their entirety by reference to the applicable agreements which are filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and Exhibit 10.4 to the Company's Current Report on Form 8-K filed on December 19, 2008, respectively, all of which are incorporated into this Item 5.02 by reference.
Mr. Peter A. Ragauss, the Company’s Senior Vice President and Chief Financial Officer, will continue to serve in this capacity until Ms. Ross assumes the responsibility of Senior Vice President and Chief Financial Officer on October 22, 2014. The terms of Mr. Ragauss' retirement remain the same under the Letter Agreement between the Company and Mr. Ragauss filed as Exhibit 10.4 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and incorporated into this Item 5.02 by reference.

Item 7.01 Regulation FD Disclosure.
On September 8, 2014, the Company issued a news release announcing the appointment of Kimberly A. Ross, as its Senior Vice President and Chief Financial Officer effective on October 22, 2014. Peter A. Ragauss will continue to serve as Senior Vice President and Chief Financial Officer until Ms. Ross assumes the responsibility of Senior Vice President and Chief Financial Officer on October 22, 2014.
A copy of the news release is furnished with this Form 8-K as Exhibit 99.1 and incorporated into this Item 7.01 by reference
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

99.1*	News Release of Baker Hughes Incorporated dated September 8, 2014

* Filed herewith.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKER HUGHES INCORPORATED

Dated: September 8, 2014	By:	/s/ Lee Whitley
Lee Whitley Corporate Secretary and Senior Corporate Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1*	News Release of Baker Hughes Incorporated dated September 8, 2014

* Filed herewith.